UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2016

Motorcar Parts of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-33861	11-2153962
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2929 California Street, Torrance, California	90503
(Address of Principal Executive Offices)	(Zip Code)

(310) 212-7910
(Registrant’s telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 19, 2016, Motorcar Parts of America, Inc. (the “Company”) amended its Revolving Credit, Term Loan and Security Agreement (as amended to date, the “Loan Agreement”) by entering into the Consent and Second Amendment to Loan Agreement (the “Second Amendment”) with PNC Bank, National Association, as agent, and the financial institutions party thereto.  The Second Amendment, among other things, (a) increases the revolving credit facility by $20 million to $120 million, with corresponding changes to certain baskets and thresholds; (b) amends the definition of Consolidated EBITDA to (i) allow for pro forma EBITDA to be included when EBITDA is calculated in connection with potential Permitted Acquisitions and certain Dispositions and (ii) allow certain add-backs related to customer payments and the overall expansion of operations in Mexico; (c) amends the definition of Fixed Charge Coverage Ratio to include certain customer payments; (d) reduces the Fixed Charge Coverage Ratio covenant from 1.1 to 1.05 for the fiscal year ending March 31, 2017; and (e) modifies certain other baskets and thresholds, to, among other things, further accommodate the expansion of operations in Mexico.

The foregoing summary of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the terms of the Second Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
d) Exhibits.

Exhibit No.	Description

10.1*
Consent and Second Amendment to Loan Agreement, dated as of May 19, 2016, among Motorcar Parts of America, Inc., each lender from time to time party thereto and PNC Bank, National Association, as administrative agent.

*  Certain provisions of this exhibit have been omitted pursuant to a request for confidential treatment.  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Motorcar Parts of America, Inc.

Date: May 25, 2016	By:	/s/	Michael M. Umansky
Michael M. Umansky
Vice President and General Counsel